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                                                                   EXHIBIT 11-22

                               DTE ENERGY COMPANY
                      BASIC AND DILUTED EARNINGS PER SHARE
                                 OF COMMON STOCK


                                                                                         Three Months Ended March 31, 2001
                                                                                      ---------------------------------------
                                                                                       (Thousands, except per share amounts)
BASIC:
     Net Income ................................................................                      $138,392
     Weighted average number of common
       shares outstanding (a) ..................................................                       141,872
     Earnings per share of Common Stock
       based on weighted average number
       of shares outstanding ...................................................                      $   0.98

DILUTED:
     Net Income ................................................................                      $138,392

     Weighted average number of common
       shares outstanding (a) ..................................................                       141,872
     Incremental shares from assumed exercise
       of options ..............................................................                           325
                                                                                                      --------
                                                                                                       142,197
                                                                                                      ========
    Earnings per share of Common Stock
       assuming exercise of options ............................................                      $   0.97

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(a) Based on a daily average.